EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in Registration Statement Nos. 333-140048, 333-141982, 333-157619, and 333-164389 on Form S-3 and Registration Statement Nos. 333-139661 and 333-149106 on Form S-8 of Spectra Energy Corp of our report dated February 26, 2010, relating to the consolidated financial statements of DCP Midstream, LLC and subsidiaries (which report expressed an unqualified opinion and included an explanatory paragraph concerning the retrospective adjustments related to the adoption of ASC 810, Consolidation, as it pertains to non-controlling interests), appearing in this Amendment No. 1 to the Annual Report on Form 10-K of Spectra Energy Corp for the year ended December 31, 2009.

/s/ Deloitte & Touche LLP

Denver, Colorado

March 11, 2010